UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2012

Philip Morris International Inc.

(Exact name of registrant as specified in its charter)

Virginia	1-33708	13-3435103
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

120 Park Avenue, New York, New York	10017-5592
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (917) 663-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Named Executive Officer. On February 9, 2012, David Bernick, Senior Vice President and General Counsel, informed Philip Morris International Inc. (the “Company”) of his intention to resign effective June 30, 2012.

(e) Deferred Stock. On February 9, 2012, the Compensation and Leadership Development Committee (the “Committee”) of the Board of Directors of the Company approved the grant of shares of deferred stock under the Philip Morris International Inc. 2008 Performance Incentive Plan, as amended and restated effective February 11, 2010 (the “2008 Performance Incentive Plan”), to the following named executive officers in the amounts indicated below:

Name	Shares of Deferred Stock
André Calantzopoulos	86,810
Louis C. Camilleri	189,080
Matteo L. Pellegrini	35,290
Hermann G. Waldemer	64,940

All awards of deferred stock vest on February 18, 2015. The form of deferred stock agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Annual Incentive Compensation Awards. On February 9, 2012, the Committee approved annual incentive compensation awards for 2011, payable in cash, to the following named executive officers, in the amounts indicated below:

Name	Annual Incentive		CompensationAward
David Bernick	CHF	4,100,000	$4,495,117	(1)
André Calantzopoulos	CHF	5,236,800	$5,741,470	(1)
Louis C. Camilleri		$8,820,000
Matteo L. Pellegrini	CHF	2,140,600	$2,346,890	(1)
Hermann G. Waldemer	CHF	3,940,000	$4,319,698	(1)

(1)	Annual incentive compensation awards earned in Swiss Francs are converted to U.S. dollars using the average conversion rate on February 9, 2012 of CHF1.00 = $1.09637.

Future Programs

On February 9, 2012, the Committee approved the formulae for determining the maximum award amounts for equity awards issued in 2013 with respect to 2012 and for 2012 incentive compensation awards. The formulae reflect the Company’s intention to preserve, to the extent possible, the tax deductibility of equity awards and cash incentive compensation made to covered officers under Section 162(m) (1) – (4) of the Internal Revenue Code.

Under the formula for equity awards, the maximum equity award grant value amounts for the 2013 equity awards are determined based on a performance incentive pool equal to 0.75% of the adjusted net earnings of the Company. Adjusted net earnings of the Company is defined as the net earnings before extraordinary items, discontinued operations and the cumulative effect of accounting changes and excluding certain other items designated by the Committee. In addition, individual awards are limited to the maximum provided in the 2008 Performance Incentive Plan of one million shares or such lesser number as may be provided in any successor plan.

Under the formula for incentive compensation awards, the maximum award amounts are determined based on a performance incentive pool equal to 0.6% of the 2012 adjusted net earnings as defined above. In addition, individual award amounts are limited to the shareholder-approved maximum set forth in the 2008 Performance Incentive Plan of $12.0 million.

At the conclusion of 2012, the performance pools for the 2013 deferred stock awards and the incentive compensation awards will be calculated and divided among the covered officers. The Chairman and Chief Executive Officer’s maximum award from each performance pool is limited to one-third of the pool, and the remaining covered officers each will be eligible for a maximum award equal to one-sixth of the pool, in each case, subject to the individual maximum awards defined in the 2008 Performance Incentive Plan.

The Company will provide additional information regarding the compensation of its named executive officers in its proxy statement for the 2012 Annual Meeting of Shareholders, which will be issued in April 2012.

Agreement with Mr. Bernick. In connection with Mr. Bernick’s resignation, his employment agreement was terminated, and he and Philip Morris International Management SA entered into a Separation Agreement and Release (the “Agreement”) with the following terms:

•	Mr. Bernick provides the Company a general release;

•	Mr. Bernick agrees to maintain the confidentiality of Company information;

•

Mr. Bernick agrees not to compete with the Company for twelve months in exchange for a payment at the end of that period in the amount of CHF 1,450,007 ($ 1,589,744 based on the average conversion rate on February 9, 2012 of CHF1.00 = $1.09637); and

•

Mr. Bernick will not receive an equity award for his 2011 service, and he will not receive pro rated incentive or equity awards for 2012, but his previously granted 147,440 shares of deferred stock will vest as provided in the Agreement.

The foregoing summary of the Agreement is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.2 and is incorporated herein by reference.

The internal announcement in connection with Mr. Bernick’s resignation is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Form of Deferred Stock Agreement

10.2	Separation Agreement and Release between Philip Morris International Management SA and David Bernick

99.1	Internal Announcement by Philip Morris International Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILIP MORRIS INTERNATIONAL INC.

By:	/s/ JERRY WHITSON
Name:	Jerry Whitson
Title:	Deputy General Counsel and Corporate Secretary

DATE: February 13, 2012

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Deferred Stock Agreement

10.2	Separation Agreement and Release between Philip Morris International Management SA and David Bernick

99.1	Internal Announcement by Philip Morris International Inc.